Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated as of September 6, 2022 (the “Effective Date”), is made by and between Arthur O. Tzianabos, Ph.D. (“Executive”) and Homology Medicines, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are party to that certain Employment Agreement dated as of March 18, 2018 (the “Employment Agreement”) pursuant to which Executive serves as the Chief Executive Officer of the Company;

WHEREAS, the Company has previously granted to Executive one or more options to purchase shares of the Company’s common stock pursuant and subject to the terms and conditions of the Homology Medicines 2015 Stock Incentive Plan (the “2015 Plan”), options to purchase shares of the Company’s common stock and restricted stock units with respect to shares of the Company’s common stock pursuant to and subject to the terms and conditions of the Homology Medicines, Inc. 2018 Incentive Award Plan (the “2018 Plan”) and one or more stock option and restricted stock unit award agreements, as applicable (collectively, the “Awards,” and such agreements, the “Award Agreements”) (the 2015 Plan, the 2018 Plan and the Award Agreements are collectively referred to herein as the “Equity Documents”);

WHEREAS, Executive shall resign his position as Chief Executive Officer of the Company effective immediately; and

WHEREAS, in connection with Executive’s resignation as Chief Executive Officer of the Company, the Company and Executive desire to set forth the terms and conditions under which Executive will continue to provide services to the Company following the Effective Date.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company hereby agree as follows:

1.    Resignation. Executive hereby resigns as Chief Executive Officer of the Company and shall no longer serve in any employee, advisor or officer role or position with the Company, except as specifically provided in Section 3 and provided that Executive shall be appointed as Chairman of the Board of Directors of the Company (the “Board”) and shall, subject to reelection by the stockholders of the Company, continue on the Board until his death, removal or resignation from such position. Executive acknowledges and agrees that Executive’s resignation is without “Good Reason” (as defined in the Employment Agreement) and that Executive is not entitled to the severance payments and benefits set forth in the Employment Agreement.

2.    Compensation.

(a)    2022 Annual Bonus. Subject to Executive’s execution and delivery to the Company of the release agreement attached as Addendum 1 to this Agreement (the “Bring-Down Release”) within thirty (30) days following the Effective Date (and the Bring-Down Release becoming effective and irrevocable), Executive will be entitled to Executive’s annual bonus for calendar year 2022 (the “2022 Bonus”), calculated based on the achievement of corporate performance for calendar year 2022 and as if Executive had remained employed for the full year. The 2022 Bonus will be paid in 2023 at the same time 2022 annual bonuses are paid to other senior executives of the Company, but in no event later than March 15, 2023.

(b)    Treatment of Equity Awards. Subject to Executive’s execution and delivery to the Company of the Bring-Down Release within thirty (30) days following the Effective Date (and the Bring-Down Release becoming effective and irrevocable), and notwithstanding anything in the Equity Documents to the contrary, Executive’s resignation as Chief Executive Officer of the Company shall not be deemed a “termination” or “Termination of Service” for purposes of the Equity Documents, and the Awards will continue to remain outstanding in accordance with their terms and will continue to vest and become exercisable as a result of Executive’s continued service with the Company during the Consulting Period or as a member of the Board.

(c)    Board Compensation. In consideration for Executive’s service as a member of the Board, following the Effective Date, Executive will be eligible to receive cash and equity compensation under, and subject to the terms and conditions of, the Company’s Non-Employee Director Compensation Program (as such program may be amended from time to time, the “Director Compensation Program”).

3.    Consulting Services.

(a)    Services. During the period (the “Consulting Period”) beginning on the Effective Date and ending on March 31, 2023 or the earlier termination of the Consulting Period in accordance with Section 3(d), Executive will provide such consulting, advisory and related services as may be reasonably requested by the Company from time to time to assist in the transition of duties to a successor Chief Executive Officer of the Company (the “Consulting Services”), which Consulting Services the parties currently expect to be performed not more than one day per week. Executive will perform the Consulting Services in a timely, professional and workmanlike manner, consistent with industry standards and will comply with all applicable laws, rules and regulations in connection with Executive’s performance of the Consulting Services hereunder.

(b)    Consulting Fee. In consideration of the Consulting Services, Executive shall be entitled to a consulting fee (the “Consulting Fee”) in the amount of $26,571.43 per month, payable in accordance with the Company’s regular payment practices for Company consultants. In addition, the Company shall reimburse Executive for or directly pay all reasonable, approved and documented business expenses incurred by Executive in the performance of the Consulting Services in accordance with the Company’s expense reimbursement policy.

(c)    Independent Contractor. Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall provide the Consulting Services as an independent contractor. If, during the Consulting Period, the Executive is reclassified by a state or federal agency or court as an employee, Executive will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Executive would otherwise be eligible for such benefits. During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company, except with respect to Executive’s service on the Board.

(d)    Consulting Period. The Company may terminate the Consulting Period at any time by written notice to the Executive. The Executive may terminate this Agreement at any time by written notice upon a material breach of the Agreement by the Company. Following the expiration or termination of the Consulting Period, Executive shall not be entitled to any further payments pursuant to Section 3(b), except for payment of any unpaid Consulting Fees or unreimbursed business expenses earned or incurred prior to such expiration or termination. Notwithstanding the foregoing, in the event the Consulting Period is terminated by the Company without Cause (as defined in the Employment Agreement) on or within twelve (12) months following the date of a Change in Control (as defined in the 2018 Plan), the Awards shall immediately become 100% vested and exercisable (as applicable).

4.    Accrued Compensation. To the extent unpaid as of the Effective Date, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

5.    No Severance Payments. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, benefits, bonuses and other amounts (if any) accruing after the resignation of Executive’s employment shall cease on the Effective Date. For the avoidance of doubt, Executive shall not be entitled to receive any severance, separation, notice or similar payments of any kind under the Employment Agreement or otherwise in connection with his resignation of employment except as provided herein.

6.    General Release and Waiver.

(a)    Release of Claims. Executive agrees that, other than with respect to the Retained Claims (as defined below) and except as otherwise provided in Section 6(b), the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns (collectively, the “Executive Parties”), other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(i)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(ii)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(iii)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(v)    any and all claims for violation of the federal or any state constitution;

(vi)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(viii)    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including, without limitation, the Massachusetts Payment of Wages Law); and

(ix)    and all claims for attorneys’ fees and costs.

(b)    Retained Claims. Executive agrees that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, any equity securities of the Company that are eligible under this Agreement to vest following the Effective Date, or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”). This release also does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any allegedly discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(c)    Voluntary Execution of Release. Executive understands and agrees that Executive executed this release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (i) Executive has read this release; (ii) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this release; (iii) Executive has been represented in the preparation, negotiation, and execution of this release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (iv) Executive understands the terms and consequences of this release and of the releases it contains; and (v) Executive is fully aware of the legal and binding effect of this release.

7.    Return of Company Property. No later than the Effective Date, Executive shall return any property of the Company or its affiliates (including, without limitation, proprietary information or intellectual property) that is within Executive’s custody or control, except to the extent such property is reasonably necessary for Executive to serve on the Board or to perform the Consulting Services, as determined and directed by the Company. Executive shall return any Company property retained by Executive as provided in the preceding sentence upon the date Executive ceases to serve as a member of the Board or the expiration or termination of the Consulting Period, as applicable.

8.    Restrictive Covenants.

(a)    Executive acknowledges and agrees that the restrictive covenants and other obligations set forth in that certain Employee Proprietary Information and Inventions Assignment Agreement by and between Executive and the Company, executed as of March 18, 2018 (the “Restrictive Covenant Agreement”), including, without limitation, Executive’s obligations relating to confidentiality, non-use and non-disclosure of Proprietary Information (as defined in the Restrictive Covenant Agreement), non-competition, and non-solicitation, are hereby incorporated by reference and, notwithstanding Executive’s termination of employment with the Company, shall remain in full force and effect pursuant to their terms to the maximum extent permitted by applicable law during the Consulting Period as if Executive remained an employee of the Company during such period. Executive represents and warrants that Executive has complied with all provisions of the Restrictive Covenant Agreement at all times through the date hereof.

(b)    Notwithstanding Section 8(a) of this Agreement, the parties acknowledge and agree that the one year post-employment non-competition and non-solicitation covenants set forth in Section 6.1 and Section 6.2 of the Restrictive Covenant Agreement shall begin as of the Resignation Date and shall run concurrently with the Consulting Period; provided that, subject to Executive’s execution and delivery to the Company of the Bring-Down Release within thirty (30) days following the Effective Date (and the Bring-Down Release becoming effective and irrevocable), Section 6.1 of the Restrictive Covenant Agreement shall be amended and restated in its entirety to read as set forth on Exhibit A hereto. For the avoidance of doubt, the parties acknowledge and agree that the benefits provided to Executive under this Agreement (including Sections 2(a) and 2(b)) are intended and shall be interpreted to constitute mutually agreed upon consideration (within the meaning of the Massachusetts Noncompetition Agreement Act) for the non-competition covenant referenced in this Section.

9.    Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained or referred to in Section 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained or referred to in Section 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

10.    Miscellaneous Provisions.

(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.

(b)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)    If to the Company, to the Chief Legal Officer of the Company at the Company’s headquarters,

(ii)    If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii)    At any other address as any party shall have specified by notice in writing to the other party.

(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e)    Entire Agreement. The terms of this Agreement, the Equity Documents and the Restrictive Covenant Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including the Employment Agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)    Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold; provided that payments of the Consulting Fee and under the Director Compensation Program shall not be subject to withholding except as required by law and the Executive shall be responsible for his own tax liabilities. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

(j)    Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(k)    Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement effective as of the Effective Date.

HOMOLOGY MEDICINES, INC.

By:	/s/ Paul Alloway
Name: Paul Alloway
Title: Chief Legal Officer

EXECUTIVE

By:	/s/ Arthur O. Tzianabos, Ph.D.
Arthur O. Tzianabos, Ph.D.

[Signature Page to Consulting Agreement]

Addendum 1

Release of Claims

Reference is made to the Consulting Agreement, dated as of September 6, 2022, to which this Release of Claims is attached (the “Agreement”). Capitalized terms used but not defined in this Release of Claims will have the meanings given to them in the Agreement.

For and in consideration of the payment to me of the benefits described in Section 2(a) and Section 2(b) of the Agreement, I, on my own behalf and on behalf of the Executive Parties, hereby and forever release the Releasees from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date I execute this Release of Claims, provided that this Release of Claims does not release claims that cannot be released as a matter of law, including, but not limited to, my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that my release of claims herein bars me from recovering such monetary relief from the Company or any Releasee for any allegedly discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as of the Effective Date, pursuant to written terms of any employee benefit plan of the Company or its affiliates and my rights under applicable law, and any Retained Claims (collectively, the “Executive’s Retained Claims”).

I have read this Release of Claims carefully and have been advised to consult with any attorney and any other advisors of my choice prior to executing this Release of Claims, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any claims against the Releasees other than the Executive’s Retained Claims. I understand and acknowledge that I am waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. I understand and agree that this Release of Claims does not apply to any rights or claims that may arise under the ADEA after the date I sign this Release of Claims. I understand and acknowledge that the consideration given for this Release of Claims is in addition to anything of value to which I was already entitled. I further understand and acknowledge that I have been advised by this writing that: (i) I should consult with an attorney prior to executing this release; (ii) I have 21 days within which to consider this Release of Claims; (iii) I have 7 business days following my execution of this Release of Claims to revoke this Release of Claims by delivering written notice to the Chief Legal Officer of the Company; (iv) this Release of Claims will not be effective until after the foregoing revocation period has expired; and (v) nothing in this Release of Claims prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event that I sign this Release of Claims and return it to the Company in less than the 21-day period identified above, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Release of Claims. I have not been forced or pressured in any manner to sign this Release of Claims, and I agree to all of its terms voluntarily.

I acknowledge and agree that I have 7 business days after I sign this Release of Claims to revoke it, and this Release of Claims will become effective upon expiration of such 7 business-day period, so long as it has been signed by me and has not been revoked by me before that date.

I understand and agree that I am executing this Release of Claims voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of my claims against the Company and any of the other Releasees. I acknowledge that: (i) I have read this Release of Claims; (ii) I have not relied upon any representations or statements made by the Company that are not specifically set forth in this Release of Claims; (iii) I have been represented in the preparation, negotiation, and execution of this Release of Claims by legal counsel of my own choice or have elected not to retain legal counsel; (iv) I understand the terms and consequences of this Release of Claims and of the releases it contains; and (v) I am fully aware of the legal and binding effect of this Release of Claims.

This Release of Claims is final and binding and may only be amended in a writing signed by me and a duly authorized officer of the Company. This Release of Claims will be subject to the provisions of Section 10(a) of the Agreement.

For the avoidance of doubt, this Release of Claims does not replace or in any way limit the general release and waiver in Section 6 of the Agreement.

Executed: September 6, 2022

/s/ Arthur O. Tzianabos, Ph.D.

Arthur O. Tzianabos, Ph.D.

2

Exhibit A

Restrictive Covenant

6.1    Non-Competition. During the term of my employment by the Company and, to the extent permitted under applicable law, for a period of one year thereafter, I will not without the prior written approval of the Board of Directors of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), in each case, which is a current or potential supplier, customer or competitor of the Company in the Field (as defined below), including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company in the Field. For purposes of this Agreement, “Field” means gene therapy and/or gene editing for the treatment of phenylketonuria (PKU), mucopolysaccharidosis II (MPS II), metachromatic leukodystrophy (MLD) or paroxysmal nocturnal hemoglobinuria (PNH). Notwithstanding the foregoing, this section shall not apply to services rendered by me in California after the date my employment by the Company terminates.